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                                                                  Exhibit 5

                              March 29, 1999

Case Corporation

700 State Street

Racine, Wisconsin 53404

  Re: Registration Statement on Form S-3

    $400,000,000 Principal Amount of Debt Securities

Ladies and Gentlemen:

  We have acted as counsel to Case Corporation, a Delaware corporation ("Case"), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), of $400 million principal amount of Case's debt securities (the "Debt Securities") and the corporate proceedings (the "Corporate Proceedings") taken and to be taken in connection therewith. The Debt Securities are to be issued under an indenture (the "Indenture"), between Case and The Bank of New York, as Trustee, dated as of July 31, 1995, with certain terms of the Debt Securities to be established by certain officers of Case who have been authorized by its Board of Directors to do so, as part of the Corporate Proceedings relating to the issuance of the Debt Securities.

  We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3 (the "Registration Statement") relating to the Debt Securities. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

  Based on the foregoing, it is our opinion that the Indenture is a valid and binding instrument and that, upon completion of the Corporate Proceedings, the Debt Securities will have been duly authorized for issuance and, when each series of Debt Securities is duly executed, authenticated, issued and delivered, such series will constitute valid and legally binding obligations of Case under the laws of the State of New York, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption "Legal Matters" with respect to the matters stated therein. Further, we hereby consent to the incorporation by reference of this opinion and consent in any abbreviated registration statement(s) registering up to an additional 20% aggregate principal amount of Debt Securities filed subsequent to the date hereof.

  We are admitted to practice law in the States of Illinois and New York, and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                                          Very truly yours,

                                          Mayer, Brown & Platt